Exhibit 10.113

EXECUTIVE SEVERANCE AGREEMENT

This Executive Severance Agreement (the “Agreement”), dated as of October 2, 2008, is made and entered into by and between Donald W. Finkle; (“Executive”) and Meade Instruments Corp., a Delaware corporation (the “Company”).

RECITALS

A.            Executive served as Senior Vice President, Operations of the Company.

B.            The terms and conditions of Executive’s employment with the Company are governed by an Employment Agreement, dated as of July 13, 2007 (the “Employment Agreement”), by and between the Company and Executive which formalizes the severance commitments owed to Executive in the event of a termination of such Employment Agreement.

C.            The termination of the Employment Agreement will be effective as of the Separation Date (as defined below).  Accordingly, Executive and the Company desire to enter into this Agreement to set forth in detail, among other things, the payments and benefits Executive is entitled to receive in connection with such termination and his separation from the Company.

D.            Executive’s employment relationship with the Company will continue to be governed by the Employment Agreement until October 3, 2008 (the “Separation Date”).  As of the Separation Date, all terms, conditions and obligations owed by the Company to Executive and by Executive to the Company in connection with the termination of the Employment Agreement will become effective.

NOW, THEREFORE, in consideration of the covenants undertaken in the Agreement, the Company and Executive agree as follows:

AGREEMENT

1.           Termination of Employment Agreement.  The terms, conditions and obligations of the Employment Agreement shall remain in effect until the Separation Date.  On the Separation Date, the Employment Agreement shall terminate and in connection therewith Executive will no longer be a director, officer or employee of the Company or any of its affiliated entities; provided, however, that notwithstanding anything to the contrary in this Agreement, Sections 8 (Confidential Information), 9 (Inventions and Patents), 10 (Non-Competition), 11 (Non-Solicitation of Customers), 12 (Non-Interference with Employees), 13 (Assistance in Patent Applications) and 14 (Indemnity) of the Employment Agreement, which are incorporated herein by reference, shall continue to apply in accordance with their terms.  In connection therewith, Executive agrees to continue to sign all necessary and appropriate documents on behalf of the Company consistent with past practices, as appropriate.

2.           Severance Payments and Benefits.  In connection with the termination of Executive’s Employment Agreement and for his obligations to the Company under this Agreement, including, without limitation, the Non-Competition obligations set forth in the Employment Agreement, Executive shall receive the following:

2.1   Severance Payment.  A lump sum cash payment to be paid as set forth on Exhibit A attached hereto (the “Severance Payment”).  The Severance Payment equal to $279,929.68 represents the total payment for (i) severance, (ii) COBRA – HMO benefits, and (iii) applicable portion of Performance Bonus.  The Severance Payment shall be paid by the Company to the Executive on the Payment Date (as defined below).

2.2   Continuation of Company Sponsored Benefits.  Executive’s rights, if any, regarding continuation of group insurance coverage will be governed by the Consolidated Omnibus Budget Reconciliation Act of 1984, as amended (“COBRA”), effective June 1, 2006.  The Company will provide Executive with a COBRA notice, which will include the insurance premium rate for coverage for Executive under COBRA.  Executive will receive as part of Executive’s Severance Payment sufficient funds to cover the Company sponsored portion of Executive’s group insurance coverage for a period of twelve (12) months.  It will be Executive’s responsibility and obligation to pay the applicable COBRA premium for Executive’s coverage.  Other than COBRA benefits as set forth above, participation by Executive in all other Company sponsored benefits and plans shall terminate on the Separation Date.  In the event that neither COBRA nor Cal-COBRA is available to Executive, the Company shall nevertheless provide insurance to Executive that is commensurate with the coverage provided to Executive at the same cost as has been historically paid by Executive as of the Separation Date for a period of twelve (12) months.

2.3   Stock Option Vesting.  Executive owns options to purchase shares of the Company’s common stock, the terms and conditions of which are subject to the 1997 Plan and certain Stock Option Agreements, executed in connection with each applicable stock option grant by and between the Company and Executive (collectively, Executive’s “Options”).  In accordance with the Executive Retention Agreement all options are considered fully vested and may be exercised within ninety (90) days of termination date.

2.4   401K Account.  Nothing in this Agreement shall affect Executive’s rights to his Company 401(k) account.

3.             Consulting Services.  From and after the Separation Date and for a period of 12 months (which may be extended by mutual agreement) thereafter (the “Consulting Period”), Executive agrees to make himself reasonably available to the Company’s Board of Directors and its Executive Officers to consult on business and operational matters as reasonably requested by such persons, subject to Executive’s prior commitments or obligations.  Executive shall, if requested and if reasonably convenient for Executive, provide such services to the Company at the Company’s headquarters, and in such event, the Company shall make reasonable space available to Executive at such location.  In consideration for such Consulting Services, the

Company shall pay Executive per hour of service as set forth in a Consulting Agreement (the “Consulting Payments”).  The Consulting Payments shall be paid promptly by Company check to an address designated by Executive.  Notwithstanding the above, there shall be no minimum number of hours of Consulting Services required on the part of the Company or Executive during the Consulting Period.  The specific terms and conditions of the consulting arrangements shall be set forth in a Consulting Agreement to be entered into by and between the Company and Executive.

4.             Independent Contractor Status.  Executive acknowledges that to the extent Executive is engaged as a Consultant during the Consulting Period, Executive is being engaged by the Company on an independent contractor basis.  Under no circumstances shall Executive look to the Company as Executive’s employer, or as a partner, agent or principal during such period.  Except as expressly provided in this Agreement, Executive shall not be entitled to any benefits accorded to the Company’s employees, including, without limitation, worker’s compensation, disability insurance, vacation, sick pay, or participation in any of the Company’s benefit plans such as its Employee Stock Ownership Plan or 401k Plan.  No compensation to be paid to Executive for performing the services contemplated by the Consulting Agreement shall be subject to any withholding or deductions provided by local, state or federal law, which shall be the sole responsibility of Executive.

5.           Company Property.  Executive agrees to return all Company property to the Company immediately after the Separation Date; including, without limitation, any computer equipment, product samples or other Company equipment of a material nature, confidential company documentation, or any company records, unless the Company property is used in connection with services provided to or on behalf of the Company by Executive.  Notwithstanding the above, the parties agree that the Company cell phone issued to Executive shall remain with and shall become the property of Executive and Executive agrees to be responsible for all expenses and liabilities related thereto after the Separation Date.

6.           Executive Release.  In consideration of the terms of this Agreement as provided herein, except as to any obligations provided for or assumed in this Agreement or claims of fraud in the inducement, Executive agrees to waive and release the Company, and each of its affiliated or related entities, partnerships, parent or subsidiary corporations, members, partners, stockholders, directors, officers, employees, attorneys, agents, predecessors, successors and assigns, and each and all of them (collectively referred to as the “Company Releasees”), from all claims, damages, agreements, charges of discrimination or complaints of any nature whatsoever, whether or not now known, suspected or claimed, matured or unmatured, fixed or contingent, which Executive or his successors-in-interest ever had, now has, or may claim to have against the Company Releasees, or any of them, whether directly or indirectly, by reason of any act, event or omission concerning any matter, cause or thing arising prior to the date of execution of this Agreement, including, without limiting the generality of the foregoing, any claims relating to or arising out of (i) Executive’s employment or the cessation of that employment; (ii) any agreement between Executive and any of the Company Releasees, including, without limitation, the Employment Agreement; (iii) any tort or tort-type claims; (iv) any federal, state or governmental constitution, statute, regulation or ordinance, including, but not limited to, Title VII of the Civil Rights of 1964, the Employee Retirement Income Security Act, the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act, the Americans With Disabilities Act, and the California Fair Employment and Housing Act; (v) any claim for wages, salary, bonuses, partnership interests, profit sharing, and/or any other compensation or benefit; (vi) any impairment of Executive’s ability to obtain subsequent employment; or (vii) any permanent or temporary disability or loss of future earnings as a result of injury or disability arising from or associated with employment or the termination of the employment relationship with any of the Company Releasees.  This release does not waive or release any claim Executive may have to unemployment or workers’ compensation benefits.  This release includes a waiver of any rights Executive may have under Section 1542 of the California Civil Code, or any similar statute or law of any other state, regarding the waiver of unknown claims.  Section 1542 provides as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

Notwithstanding the provisions of Section 1542, and for the purpose of implementing a full and complete release and discharge of all claims, Executive understands and agrees that this Agreement is intended to include in its effect, without limitation, all claims, if any, which Executive may have and which Executive does not now know or suspect to exist in his favor against the Company Releasees, and this Agreement extinguishes any and all of those claims.

7.             Company Release. As additional consideration to Executive, and except as to any obligations provided for or assumed in this Agreement, the Company agrees to waive and release Executive, and each of his attorney’s, agents, predecessors, successors and assigns, and each and all of them (collectively referred to as the “Executive Releasees”), from all claims, damages, agreements, or complaints of any nature whatsoever, whether or not known, suspected or claimed, matured or unmatured, fixed or contingent, which the Company or its successors-in-interest ever had, now has, or may claim to have against the Executive Releasees, or any of them, whether directly or indirectly, by reason of any act, event or omission concerning any matter, cause or thing arising prior to the date of execution of this Agreement, including, without limiting the generality of the foregoing, any claims relating to or arising out of (i) Executive’s employment or the cessation of that employment; (ii) any agreement between Executive and any of the Company Releasees, including, without limitation, the Employment Agreement; (iii) any tort or tort-type claims;  (iv) any claim for fraud, self-dealing, or similar claim; and (v) any federal, state or governmental constitution, statute, regulation or ordinance.  This release includes a waiver of any rights the Company may have under Section 1542 of the California Civil Code (the language of which is set forth above in paragraph 6), or any similar statute or law of any other State, regarding the waiver of unknown claims.  Notwithstanding the provisions of Section 1542, and for the purpose of implementing a full and complete release and discharge of all claims, the Company understands and agrees that this Agreement is intended to include in its effect, without limitation, all claims, if any, which the Company may have and which the Company does not now know or suspect to exist in its favor against Executive Releasees, and this Agreement extinguishes any and all of those claims.

8.             Acknowledgement. Executive represents that he has had an opportunity to discuss all aspects of this Agreement with his legal counsel, and understands all provisions of this Agreement and is voluntarily entering into its terms.  Executive acknowledges the following: (i) he has been given at least forty-five (45) days within which to consider this Agreement; (ii) he has been advised in writing that he has the right to and may consult with an attorney before executing this Agreement, and acknowledges that he has had the opportunity to consult an attorney; and (iii) he has seven (7) days following the execution of this Agreement to revoke the Agreement.  To revoke the Agreement, Executive must advise the Company in writing of his election to revoke it within the seven (7) day period.  Executive recognizes that he is specifically releasing, among other claims, any claims he may have arising under the Age Discrimination in Employment Act of 1967 (“ADEA”) and all amendments thereto.  Executive acknowledges that this Agreement is intended by the parties to comply with the terms and provisions of the Older Workers Benefit Protection Act of 1990 and all amendments thereto.  Accordingly, Executive acknowledges that payment of the Severance Payments as set forth above will be remitted to Executive’s home address within two (2) business days following the later to occur of (i) the seven-day revocation period, or (ii) the Separation Date (the “Payment Date”).

9.             Public Statements.  Executive agrees that he shall not directly or indirectly, make or ratify any statement, public or private, oral or written, to any person that disparages, either professionally or personally, the Company or its subsidiaries and affiliates, past and present, and each of them, as well as its and their directors, officers and employees, and each of them and the Company agrees that it shall not directly or indirectly, make or ratify any statement, public or private, oral or written, to any person that disparages Executive, either professionally or personally.

10.           Indemnity.  The Company and Executive expressly acknowledge that the provisions of their Indemnity Agreement, and the provisions of the Employment Agreement set forth above, continue to apply to Executive and the Company.  Accordingly, the Company covenants and agrees that so long as Executive shall be subject to any possible Proceeding, the Company, subject to the terms hereof, shall promptly obtain and maintain in full force and effect directors’ and officers’ liability insurance (“D&O Insurance”) in reasonable amounts from established and reputable insurers.  In all D&O Insurance policies, Executive shall be provided the same rights and benefits as are accorded to the most favorably insured of the Company’s directors and officers.  Notwithstanding anything in this Section, the Company shall have no obligation to obtain or maintain D&O Insurance if the Company determines in good faith that insurance is not reasonably available, the premium costs for insurance are disproportionate to the amount of coverage provided or the coverage provided by insurance is so limited by exclusions that it provides an insufficient benefit.  For purposes of this Section, the term “Proceeding” shall include any threatened, pending or completed action, suit or proceeding, whether brought by or in the name of the Company or otherwise and whether of a civil, criminal or administrative or investigative nature, by reason of the fact that Executive is or was a director and/or officer of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another enterprise, whether or not he is serving in such capacity at the time any liability or expense is incurred for which indemnification or reimbursement is to be provided under the Indemnity Agreement.

11.           Miscellaneous Provisions.

A.            Personal Service.  This Agreement is personal to Executive and shall not, without the prior written consent of the Company, be assignable by Executive.

B.            Successors.  This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns and any such successor or assignee shall be deemed substituted for the Company under the terms of this Agreement for all purposes.  As used herein, “successor” and “assignee” shall include any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires the stock of the Company or to which the Company assigns this Agreement by operation of law or otherwise.

C.            Modification.  This Agreement may not be amended or modified other than by a written agreement executed by an Executive Officer of the Company.

D.            Complete Agreement.  This Agreement (and the exhibit hereto) together with the Consulting Agreement constitute and contain the entire agreement and final understanding concerning Executive’s employment relationship with the Company and the other subject matters addressed herein and therein between the parties, and supersede and replace all prior negotiations and all agreements proposed or otherwise, whether written or oral, concerning the subject matters hereof and thereof, provided, however, that notwithstanding anything to the contrary in this Agreement or the Consulting Agreement, Sections 8 (Confidential Information), 9 (Inventions and Patents), 10 (Non-Competition), 11 (Non-Solicitation of Customers), 12 (Non-Interference with Employees), 13 (Assistance in Patent Applications) and 14 (Indemnity) of the Employment Agreement, which are incorporated herein by reference, shall continue to apply in accordance with their terms and nothing herein or therein shall limit or otherwise modify the indemnification obligations of the Company in favor of Executive under the Company’s Certificate of Incorporation, Bylaws or the Indemnity Agreement.  Except as contained in the foregoing proviso, any representation, promise or agreement not specifically included in this Agreement or the Consulting Agreement shall not be binding upon or enforceable against either party.  This Agreement and the Consulting Agreement are together considered as an integrated agreement.

E.             Litigation and Investigation Assistance.  Pursuant to the terms and conditions of the Consulting Agreement, or any subsequent agreement pursuant to which Executive performs services for or on behalf of the Company, Executive agrees to cooperate to the extent reasonably requested in the Company’s defense against any threatened or pending litigation or in any investigation or proceeding by any governmental agency or body that relates to any events or actions which occurred during the term of Executive’s employment.  To the extent the Company requests Executive’s assistance in such matters at any time after the Consulting Period, Executive shall be compensated by the Company at a mutually agreed upon hourly rate.  The Company shall reimburse Executive for all reasonable, out of pocket expenses incurred by Executive in fulfilling his obligations under this Section.

F.             Severability.  If any provision of this Agreement or the application thereof is held invalid, the invalidity shall not affect other provisions or applications of the Agreement which can be given effect without the invalid provisions or applications and to this end the provisions of this Agreement are declared to be severable.

G.            Specific Performance.  It might be impossible to measure in money the damage to a party if another party breaches this Agreement.  If any such failure occurs, the party damaged might not have an adequate remedy at law or in damages.  Therefore, each party consents to the issuance of an injunction or other appropriate relief, and the enforcement of other equitable remedies, against it to compel performance of this Agreement.

H.            Choice of Law.  This Agreement shall be deemed to have been executed and delivered within the State of California, and the rights and obligations of the parties hereunder shall be construed and enforced in accordance with, and governed by, the laws of the State of California without regard to principles of conflict of laws.

I.              Cooperation in Drafting.  Each party has cooperated in the drafting and preparation of this Agreement.  Hence, in any construction to be made of this Agreement, the same shall not be construed against any party on the basis that the party was the drafter.

J.             Counterparts.  This Agreement may be executed in counterparts, and each counterpart, when executed, shall have the efficacy of a signed original.  Photographic copies of such signed counterparts may be used in lieu of the originals for any purpose.

K.            Arbitration.  As a material inducement to enter into this Agreement, to the fullest extent allowed by law, any controversy, claim or dispute between Executive and the Company will be submitted to final and binding arbitration before a single neutral arbitrator in Orange County, California for determination in accordance with the JAMS Employment Arbitration Rules, as the exclusive remedy for such controversy, claim or dispute.  In any such arbitration, the parties may conduct discovery to the same extent as would be permitted in a court of law.  The arbitrator shall issue a written decision, and shall have full authority to award all remedies which would be available in court.  The Company shall pay the arbitrator’s fees and any JAMS administrative expenses.  Any judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.  BY AGREEING TO THIS BINDING ARBITRATION PROVISION, BOTH EXECUTIVE AND THE COMPANY GIVE UP ALL RIGHTS TO TRIAL BY JURY.  This bilateral arbitration agreement is to be construed as broadly as is permissible under relevant law.  In connection with any arbitration proceeding commenced hereby, the prevailing party shall be entitled to reimbursement of its reasonable attorney’s fees and costs.

L.             Headings.  The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

M.           Waiver. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by the Executive and by an Executive Officer of the Company.  No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

N.            Expenses. Each party shall bear their own legal expenses and costs in connection with the negotiation, preparation and execution of this Agreement.  In the event that any action or proceeding is brought in connection with this Agreement the prevailing party therein shall be entitled to recover its costs and reasonable attorney’s fees

O.            Executive’s Death.  In the event of Executive’s death during the time in which any Severance Payment and/or the other benefits are to be provided to Executive, the Company shall pay or provide such Payment or benefit (but only to the extent that the underlying benefit plans permit such contribution of benefits) to such person or persons as Executive shall have directed in writing or, in absence of a designation, the estate of Executive.  In the event of Executive’s death, reference in this Agreement to Executive shall be deemed, where appropriate, to refer to his beneficiary, estate or other legal representative.

P.             Publicity.  To the extent the Company or Executive desire to publicly announce the existence of this Agreement, or the termination of Executive’s Employment Agreement, or as may be required by applicable law, both parties agree to not make any public announcement or disclosure without the other party’s prior written consent, such consent not to be unreasonably withheld.

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year set forth above.

MEADE INSTRUMENTS CORP.

By:	/s/STEVEN L. MUELLNER
Steven L. Muellner
President and Chief Executive Officer

By:	/s/PAUL E. ROSS
Paul E. Ross
Senior Vice President – Finance and
Chief Financial Officer

EXECUTIVE:

By:	/s/DONALD W. FINKLE
Donald W. Finkle
Senior Vice President – Operations